Exhibit 99.1

News Release

Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif +1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:	Fax: 704 423 7002
Paul Gifford +1 704 423 5517	www.goodrich.com

For Immediate Release
Goodrich Announces Fourth Quarter 2009 Results, Reaffirms Outlook for 2010 Net Income per Diluted Share
•	Fourth quarter 2009 net income per diluted share of $0.82 compared to fourth quarter 2008 net income per diluted share of $1.35.

•	Fourth quarter 2009 sales of $1,642 million compared to fourth quarter 2008 sales of $1,695 million.

•
Full year 2009 sales of $6.7 billion, net income per diluted share of $4.70 and earnings per share from continuing operations of $4.43. Full year 2009 net cash provided by operating activities, minus capital expenditures, was 87 percent of 2009 net income from continuing operations, and included voluntary pension plan contributions that were $50 million higher than our prior outlook.

•
Full year 2010 outlook for sales of approximately $7.1 billion, including sales from the recently completed Atlantic Inertial Systems (AIS) acquisition. Expectations for net income per diluted share are unchanged at $4.15 — $4.40 and net cash provided by operating activities, minus capital expenditures, is now expected to exceed 85 percent of income from continuing operations.

CHARLOTTE, N.C., Jan. 28, 2010 — Goodrich Corporation (NYSE: GR) announced results today for the fourth quarter 2009, reaffirmed its outlook for 2010 net income per diluted share and adjusted its outlook for sales and cash flow for the full year 2010.
Commenting on the company’s performance and its 2010 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our fourth quarter earnings per share were consistent with the 2009 fourth quarter outlook range of $0.72 — $0.87, that we provided last October, and our cash flow significantly exceeded our previous outlook. During the fourth quarter, we experienced strong growth in sales of large commercial airplane original equipment and defense and space products and services. This growth was more than offset by continued weakness in demand for regional, business and general aviation original equipment and commercial aftermarket products and services.”

“While the market environment for commercial aftermarket products and services remains challenging, we continue to believe that 2010 will be a year of modest recovery which should allow us to grow our commercial aftermarket sales. We continue to expect aftermarket sales to be weak for the first few months of 2010, with the recovery beginning towards the middle of the year. In our large commercial original equipment market channel, Boeing and Airbus delivered a record 979 new airplanes in 2009 and both manufacturers are striving to maintain stable production for their narrowbody airplanes through at least 2010.”
“Our defense and space sales were very strong throughout 2009, growing by about 11 percent for the fourth quarter and 10 percent for the full year. With the inclusion of sales from the recently completed AIS acquisition, we now expect defense and space sales to grow about 15% in 2010 compared to 2009.”
Fourth Quarter 2009 Results
Goodrich reported fourth quarter 2009 net income of $105 million, or $0.82 per diluted share, on sales of $1,642 million. In the fourth quarter 2008, the company reported net income of $169 million, or $1.35 per diluted share, on sales of $1,695 million.
The $53 million decrease in sales includes a reduction of $41 million related to the impact of current economic conditions on the company’s sales and approximately $36 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce, which were partially offset by favorable foreign currency exchange rate sales impacts of approximately $24 million.
For the fourth quarter 2009 compared with the fourth quarter 2008, Goodrich sales changes by market channel were as follows:
•
Large commercial airplane original equipment sales increased by 22 percent. During the fourth quarter 2008, large commercial original equipment sales were adversely affected by the Boeing machinists’ strike. There was no similar impact during the fourth quarter 2009,

•	Regional, business and general aviation airplane original equipment sales decreased by 44 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 20 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent.

The change in net income per diluted share is primarily attributable to the impact of lower aftermarket sales, which was partially offset by cost containment initiatives, and included several other factors as noted below:
•
The fourth quarter 2009 results included higher pre-tax expense totaling $10 million, $6 million after-tax or $0.05 per diluted share, related to restructuring charges, acquisition and JV formation-related costs and increased environmental reserves, compared to the fourth quarter 2008.

•
The fourth quarter 2009 results included higher pre-tax expense of $11 million, $7 million after-tax or $0.05 per diluted share, related to share-based compensation, compared to the fourth quarter 2008.

•
The fourth quarter 2009 results included higher pre-tax expense of $26 million, $16 million after-tax or $0.13 per diluted share, related to worldwide pension plan expense, compared to the fourth quarter 2008.

•
The fourth quarter 2009 results included lower pre-tax income of $6 million, $3 million after-tax or $0.03 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the fourth quarter 2008.

•
The company reported an effective tax rate of 29 percent for the fourth quarter 2009, compared to an effective tax rate of 23 percent during the fourth quarter 2008, which resulted in lower net income of approximately $0.08 per diluted share, compared to the fourth quarter 2008.

•
The prior year’s fourth quarter results included pre-tax income of approximately $16 million, $15 million after-tax or $0.12 per diluted share, related to the Rolls-Royce engine controls joint venture, which was completed on December 31, 2008. There was no similar impact during the fourth quarter 2009.

Net cash provided by operating activities, minus capital expenditures, for the fourth quarter 2009 was $176 million, a decrease of $55 million from the same period in 2008. During the fourth quarter 2008, the company received cash totaling $115 million from Rolls-Royce related to the formation of the engine controls joint venture. During the fourth quarter 2009, Goodrich contributed $64 million to its worldwide pension plans, compared to contributions of $126 million in the fourth quarter 2008. Capital expenditures were $54 million in the fourth quarter 2009, compared with capital expenditures of $95 million in the fourth quarter 2008. During the fourth quarter 2009, cash flow provided by operating activities, minus capital expenditures, was 166 percent of income from continuing operations.
Full Year 2009 Results
For the full year 2009, the company reported net income of $597 million, or $4.70 per diluted share, on sales of $6,686 million. During the full year 2008, net income was $681 million, or $5.35 per diluted share, on sales of $7,062 million.

The $376 million decrease in sales is attributable to sales reductions of approximately $148 million related to foreign currency exchange rate impacts, approximately $125 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce and the impact of current economic conditions on the company’s sales.
For the full year 2009 compared with the full year 2008, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 3 percent,

•	Regional, business and general aviation airplane original equipment sales decreased by 31 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 16 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 10 percent
The change in net income per diluted share is primarily attributable to the impact of lower aftermarket sales, which were partially offset by cost containment initiatives, and included several other factors as noted below:
•	The full year 2009 results included higher pre-tax expense of $102 million, $64 million after-tax or $0.51 per diluted share, related to worldwide pension plan expense, compared to the full year 2008.

•	The full year 2009 results included higher pre-tax expense of $30 million, $19 million after-tax or $0.16 per diluted share, related to share based compensation, compared to the full year 2008.

•
The full year 2009 results included after-tax income from discontinued operations totaling $34 million, or $0.27 per diluted share, primarily associated with resolution of a past environmental claim, compared to after-tax income of $8 million, or $0.06 per diluted share for the full year 2008.

•
The full year 2009 results included lower pre-tax income of $67 million, $42 million after-tax or $0.33 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the full year 2008.

•
The company reported an effective tax rate of 27 percent for the full year 2009, compared with an effective tax rate of 30 percent during the full year 2008, which resulted in higher net income of approximately $0.20 per diluted share, compared to the full year 2008.

•	The full year 2009 results included higher pre-tax expense of $20 million, $12 million after-tax or $0.10 per diluted share, related to restructuring charges, compared to the full year 2008.

•
The prior year’s results included pre-tax income of approximately $13 million, $13 million after-tax or $0.10 per diluted share, related to the Rolls-Royce engine controls joint venture, which was completed on December 31, 2008. There was no similar impact during 2009.

Net cash provided by operating activities, minus capital expenditures, for the full year 2009 was $488 million, a decrease of $14 million from the same period in 2008. During the full year 2008, the company received cash totaling $115 million from Rolls-Royce related to the formation of the engine controls joint venture. This decrease was partially offset by lower net cash taxes paid in 2009 of $73 million compared to 2008. The decrease was also attributable to lower income from continuing operations and higher spending on non-product inventory, partially offset by lower capital expenditures and lower growth in working capital. During the full year of 2009, Goodrich contributed $238 million to its worldwide pension plans, compared to contributions of $227 million during the full year of 2008. Capital expenditures were $169 million for the full year of 2009, compared to capital expenditures of $285 million for the full year of 2008. During the full year of 2009, cash flow provided by operating activities, minus capital expenditures, was 87 percent of income from continuing operations, compared to 73 percent for the full year of 2008.
Business Highlights
•
Goodrich completed the acquisition of AIS in late December 2009. AIS is a leading provider of mission-critical guidance, stabilization and navigation products and systems for the military and defense market. The acquisition is expected to be slightly accretive to earnings in 2010, including the impact of purchase accounting adjustments.

•
The first flight of the Boeing 787 Dreamliner featured a significant number of Goodrich products. Goodrich systems and components on the 787 include the company’s nacelle and thrust reverser system, electric braking system, air data sensors, ice detectors, engine data concentrators, fuel management software and the fuel quantity indicating system. In addition, Goodrich provides the aircraft’s proximity sensing system, the integrated fuel system for the auxiliary power unit, the cargo operating system, cabin attendant seating, exterior and flight deck lighting systems, integrated heated composite floor panels, and a unique flight deck entry video surveillance system designed to interface with the aircraft’s electronic flight bag system.

•
Goodrich’s Aircraft Wheels and Brakes business was selected by flydubai to supply wheels and carbon brakes for its new fleet of 54 Boeing Next-Generation 737-800 aircraft. Aircraft deliveries with the Goodrich wheel and brake equipment are expected to begin in March 2010 and continue through 2013. The wheels and carbon brakes will use Goodrich’s proprietary DURACARB® carbon material, which will provide a weight savings of approximately 700 pounds per airplane compared to high capacity steel brakes, and 550 pounds compared to standard capacity steel brakes.

•
Goodrich unveiled its new maintenance, repair and overhaul (MRO) facility located in Sao Carlos, Brazil in the TAM Technological Condominium. The facility initially will focus on repairing International Aero Engine (IAE) V2500-A5 engine inlets, fan cowls and thrust reversers for customers in Latin America and the Caribbean. Capabilities will be expanded in the near future to service other nacelle platforms currently operating in the region. The current 10,000 square foot site serves as an interim location. In 2010 Goodrich will begin renovations on a 40,000 square foot permanent facility adjacent to TAM’s heavy maintenance facility in Sao Carlos.

2010 Outlook
The company’s 2010 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2010, compared with the full year 2009, include:
•
Large commercial airplane original equipment sales are expected to increase by about 5 percent. This outlook assumes that current narrowbody production rates are maintained at least through early 2011, and that 787 deliveries begin in late 2010. Additionally, part of the expected growth in sales is related to the 2008 Boeing strike, which adversely impacted first quarter 2009 sales, but will not impact 2010 sales,

•	Regional, business and general aviation airplane original equipment sales are expected to decrease by more than 10 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 4 — 7 percent. This outlook assumes that worldwide available seat miles (ASMs) increase in the range of 1 – 3 percent in 2010. Goodrich expects year-over-year sales growth beginning towards the middle of 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 15 percent, including sales generated by the AIS acquisition.
The company’s initial full year 2010 sales expectations are for sales of approximately $7.1 billion, representing growth of about 6 — 7 percent compared to 2009. The outlook for 2010 income from continuing operations and net income per diluted share is for a range of $4.15 — $4.40.
The 2010 outlook for income from continuing operations includes, among other factors:
•
A full-year effective tax rate of 29 — 30 percent for 2010, reducing income per diluted share by about $0.19, compared to 2009. The 2010 effective tax rate includes a full-year benefit of approximately 1.5 percent related to an assumed extension of the U.S. research tax credit.

•
Pension expense is expected to be about the same as pension expense recorded in 2009. During 2009 Goodrich achieved a return on U.S. plan assets of about 11 percent. The company will use a discount rate of about 5.9 percent for its U.S. plans in 2010.

For 2010, Goodrich now expects net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2010 to be in a range of $250 - $275 million and worldwide pension plan contributions are now expected to be $100 — $150 million.
The current sales, net income and net cash provided by operating activities outlooks for 2009 and 2010 do not include the impact of potential acquisitions or divestitures.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2009 segment results.

Goodrich will hold a conference call on January 28, 2010 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	the extent to which we are successful in integrating and achieving expected operating synergies for AIS and other potential acquisitions;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which changes in regulation and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;

•	competitive product and pricing pressures;

•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended December 31, 2009 Compared with Quarter Ended December 31, 2008

	Quarter Ended December 31,
			%	% of Sales
	2009	2008	Change	2009	2008
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$645	$579	11%
Nacelles and Interior Systems	$533	$603	(12%)
Electronic Systems	$464	$513	(10%)

Total Sales	$1,642	$1,695	(3%)

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$68.3	$61.4	11%	10.6%	10.6%
Nacelles and Interior Systems	$100.6	$145.6	(31%)	18.9%	24.1%
Electronic Systems	$65.0	$69.0	(6%)	14.0%	13.5%

Segment Operating Income	$233.9	$276.0	(15%)	14.2%	16.3%
Actuation and Landing Systems:  Actuation and Landing Systems segment sales for the fourth quarter 2009 increased from the fourth quarter 2008 primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $67 million, primarily in our landing gear business; and

•	Higher defense and space OE and aftermarket sales, across all businesses, of approximately $35 million; partially offset by

•	Lower large commercial, regional, business and general aviation airplane aftermarket sales, across most businesses, of approximately $15 million;

•	Lower regional, business and general aviation airplane OE sales, across most businesses, of approximately $12 million; and

•	Lower other non-aerospace OE and aftermarket sales of approximately $9 million, primarily in our engine components business.

Actuation and Landing Systems segment operating income for the fourth quarter 2009 increased from the fourth quarter 2008 primarily as a result of the following:
•	Favorable pricing and reduced operating costs across most businesses, which resulted in higher income of approximately $23 million; and

•	Higher sales volume, primarily in our landing gear and actuation systems businesses, resulting in higher income of $5 million; partially offset by

•	Higher pension and restructuring costs across most businesses, which resulted in lower income of approximately $11 million;

•	Unfavorable product mix, primarily in our landing gear and wheels and brakes businesses, resulting in lower income of $7 million; and

•	Unfavorable foreign exchange of approximately $2 million.
Nacelles and Interior Systems:  Nacelles and Interior Systems segment sales for the fourth quarter 2009 decreased from the fourth quarter 2008 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $74 million, primarily in our aerostructures and interiors businesses; and

•	Lower regional, business, and general aviation airplane OE sales of approximately $23 million, primarily in our aerostructures business; partially offset by

•	Higher large commercial airplane OE sales of approximately $27 million, primarily in our aerostructures and interiors businesses.
Nacelles and Interior Systems segment operating income for the fourth quarter 2009 decreased from the fourth quarter 2008 primarily due to the following:
•	Lower sales volume partially offset by favorable product mix, primarily in our aerostructures business, which resulted in lower income of approximately $59 million;

•	Higher pension and restructuring costs across most businesses, which resulted in lower income of approximately $15 million;

•	Lower income of approximately $7 million related to changes in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2008; and

•	Unfavorable foreign exchange of approximately $2 million; partially offset by

•	Favorable pricing and reduced operating costs across most businesses, which resulted in higher income of approximately $38 million.

Electronic Systems:  Electronic Systems segment sales for the fourth quarter 2009 decreased from the fourth quarter 2008 primarily due to the following:
•	Lower engine controls sales of approximately $36 million which are no longer being reported by us. Sales in 2009 are recorded by the JV that was completed in the fourth quarter 2008;

•	Lower regional, business and general aviation airplane OE sales primarily in our sensors and integrated systems and engine controls and electrical power businesses of approximately $25 million; and

•
Lower large commercial, regional, business and general aviation airplane aftermarket sales primarily in our sensors and integrated systems and engine controls and electrical power businesses of approximately $23 million; partially offset by

•
Higher defense and space sales across all businesses of approximately $26 million, including sales of approximately $9 million associated with the acquisitions of Cloud Cap Technology and Atlantic Inertial Systems, both of which occurred subsequent to the fourth quarter 2008; and

•	Higher large commercial OE sales primarily in our sensors and integrated systems and intelligence, surveillance and reconnaissance businesses of approximately $6 million.
Electronic Systems segment operating income for the fourth quarter 2009 decreased from the fourth quarter 2008 primarily due to the following:
•
Lower sales volume, primarily in our sensors and integrated systems and engine controls and electrical power businesses, partially offset by favorable product mix, primarily in our intelligence, surveillance and reconnaissance business, which resulted in lower income of approximately $19 million; and

•	Higher pension and restructuring costs across most businesses, which resulted in lower income of approximately $6 million; partially offset by

•
Favorable pricing and reduced operating costs primarily in our sensors and integrated systems and engine controls and electrical power businesses, which resulted in higher income of approximately $13 million;

•	Favorable foreign exchange of approximately $5 million; and

•	The favorable effect of the JV on the segment’s operating income of approximately $2 million. We recorded our portion of the JV’s 2009 operating results in other income (expense) — net.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales	$1,642.3	$1,695.1	$6,685.6	$7,061.7
Operating costs and expenses:
Cost of sales	1,170.9	1,191.0	4,724.1	4,906.2
Selling and administrative costs	280.3	263.0	1,032.3	1,054.6

	1,451.2	1,454.0	5,756.4	5,960.8

Operating Income	191.1	241.1	929.2	1,100.9
Interest expense	(30.8)	(27.2)	(121.0)	(112.4)
Interest income	0.1	0.6	1.1	5.7
Other income (expense) — net	(6.5)	8.8	(25.2)	(9.6)

Income from continuing operations before income taxes	153.9	223.3	784.1	984.6
Income tax expense	(45.4)	(50.5)	(207.8)	(293.0)

Income From Continuing Operations	108.5	172.8	576.3	691.6
Income (loss) from discontinued operations — net of income taxes	(0.5)	0.1	34.5	7.6

Consolidated Net Income	108.0	172.9	610.8	699.2
Net income attributable to noncontrolling interests	(3.0)	(4.2)	(13.5)	(18.0)

Net Income Attributable to Goodrich	$105.0	$168.7	$597.3	$681.2

Amounts attributable to Goodrich:
Income from continuing operations	$105.5	$168.6	$562.8	$673.6
Income (loss) from discontinued operations — net of income taxes	(0.5)	0.1	34.5	7.6

Net Income Attributable to Goodrich	$105.0	$168.7	$597.3	$681.2

Earnings per common share attributable to Goodrich:

Basic Earnings per Share:
Continuing operations	$0.84	$1.35	$4.47	$5.34
Discontinued operations	(0.01)	—	0.28	0.06

Net Income Attributable to Goodrich	$0.83	$1.35	$4.75	$5.40

Diluted Earnings per Share:
Continuing operations	$0.83	$1.35	$4.43	$5.29
Discontinued operations	(0.01)	—	0.27	0.06

Net Income Attributable to Goodrich	$0.82	$1.35	$4.70	$5.35

Dividends Declared per Common Share	$0.27	$0.25	$1.02	$0.925

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales:
Actuation and Landing Systems	$645.1	$579.0	$2,524.3	$2,614.9
Nacelles and Interior Systems	533.4	603.5	2,322.6	2,485.6
Electronic Systems	463.8	512.6	1,838.7	1,961.2

Total Sales	$1,642.3	$1,695.1	$6,685.6	$7,061.7

Operating Income:
Actuation and Landing Systems	$68.3	$61.4	$266.9	$300.0
Nacelles and Interior Systems	100.6	145.6	515.3	647.5
Electronic Systems	65.0	69.0	276.4	268.8

Total Segment Operating Income (1)	233.9	276.0	1,058.6	1,216.3

Corporate General and Administrative Costs	(36.0)	(28.3)	(111.2)	(96.1)
ERP Implementation Costs	(6.8)	(6.6)	(18.2)	(19.3)

Total Operating Income	$191.1	$241.1	$929.2	$1,100.9

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.6%	10.6%	10.6%	11.5%
Nacelles and Interior Systems	18.9%	24.1%	22.2%	26.1%
Electronic Systems	14.0%	13.5%	15.0%	13.7%

Total Segment Operating Income as a Percent of Sales	14.2%	16.3%	15.8%	17.2%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Numerator
Income from continuing operations attributable to Goodrich	$105.5	$168.6	$562.8	$673.6
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$104.2	$166.3	$555.0	$664.3

Denominator
Weighted-average shares	124.5	123.1	124.1	124.4
Effect of dilutive securities	1.4	0.5	1.1	1.1

Adjusted weighted-average shares and assumed conversion	125.9	123.6	125.2	125.5

Per share income from continuing operations
Basic	$0.84	$1.35	$4.47	$5.34

Diluted	$0.83	$1.35	$4.43	$5.29

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$811.0	$370.3
Accounts and notes receivable — net	1,073.2	1,048.9
Inventories — net	2,290.4	1,974.7
Deferred income taxes	165.2	153.5
Prepaid expenses and other assets	59.6	47.2
Income taxes receivable	15.0	73.7

Total Current Assets	4,414.4	3,668.3

Property, plant and equipment — net	1,451.2	1,391.4
Prepaid pension	0.8	0.6
Goodwill	1,587.0	1,390.2
Identifiable intangible assets — net	633.2	402.8
Deferred income taxes	16.7	92.0
Other assets	638.1	537.6

Total Assets	$8,741.4	$7,482.9

Current Liabilities
Short-term debt	$3.1	$37.7
Accounts payable	547.8	646.4
Accrued expenses	1,037.4	1,005.3
Income taxes payable	0.5	5.6
Deferred income taxes	23.8	25.0
Current maturities of long-term debt and capital lease obligations	0.5	121.3

Total Current Liabilities	1,613.1	1,841.3

Long-term debt and capital lease obligations	2,008.1	1,410.4
Pension obligations	908.7	973.9
Postretirement benefits other than pensions	301.1	309.4
Long-term income taxes payable	171.1	172.3
Deferred income taxes	257.2	62.3
Other non-current liabilities	514.5	561.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 145,241,995 shares at December 31, 2009 and 143,611,254 shares at December 31, 2008 (excluding 14,000,000 shares held by a wholly owned subsidiary)	726.2	718.1
Additional paid-in capital	1,597.0	1,525.3
Income retained in the business	2,088.0	1,619.2
Accumulated other comprehensive income (loss)	(673.2)	(978.1)
Common stock held in treasury, at cost (20,854,137 shares at December 31, 2009 and 20,410,556 shares at December 31, 2008)	(817.0)	(793.2)

Total Shareholders’ Equity	2,921.0	2,091.3
Noncontrolling interests	46.6	60.9

Total Equity	2,967.6	2,152.2

Total Liabilities And Equity	$8,741.4	$7,482.9

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating Activities
Consolidated net income	$108.0	$172.9	$610.8	$699.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Loss (income) from discontinued operations	0.5	(0.1)	(34.5)	(7.6)
Restructuring and consolidation:
Expenses	6.0	0.8	21.6	2.1
Payments	(3.5)	(0.8)	(13.6)	(2.5)
Pension and postretirement benefits:
Expenses	50.4	20.8	199.5	97.7
Contributions and benefit payments	(69.3)	(130.5)	(271.8)	(254.7)
Depreciation and amortization	64.2	65.2	249.3	257.2
Excess tax benefits related to share-based payment arrangements	(1.7)	0.3	(5.0)	(8.1)
Share-based compensation expense	21.6	10.9	66.7	36.4
Deferred income taxes	127.3	152.4	139.4	143.4
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	88.9	23.4	44.8	(125.7)
Inventories, excluding pre-production and excess-over-average	(14.3)	(45.4)	(42.3)	(189.8)
Pre-production and excess-over-average inventories	(55.3)	(37.3)	(180.2)	(120.6)
Other current assets	4.5	(5.8)	5.5	(8.6)
Accounts payable	(42.9)	29.9	(142.7)	137.8
Accrued expenses	56.4	98.9	2.5	43.4
Income taxes payable/receivable	(84.5)	(114.7)	51.2	36.5
Other non-current assets and liabilities	(26.8)	84.9	(44.7)	50.5

Net Cash Provided By Operating Activities	229.5	325.8	656.5	786.6

Investing Activities
Purchases of property, plant and equipment	(54.0)	(95.1)	(169.0)	(284.7)
Proceeds from sale of property, plant and equipment	—	3.7	1.3	6.5
Payments made for acquisitions, net of cash acquired	(362.2)	—	(392.1)	(131.8)
Investments in and advances to equity investees	(0.5)	—	(2.0)	—

Net Cash Used In Investing Activities	(416.7)	(91.4)	(561.8)	(410.0)

Financing Activities
(Decrease) increase in short-term debt, net	(33.5)	(74.7)	(35.0)	15.9
Proceeds (repayments) of long-term debt and capital lease obligations	299.1	(2.9)	476.5	(201.0)
Proceeds from issuance of common stock	8.9	0.5	35.3	24.7
Purchases of treasury stock	(16.0)	(0.1)	(23.8)	(138.4)
Dividends paid	(31.5)	(28.4)	(125.6)	(114.1)
Excess tax benefits related to share-based payment arrangements	1.7	(0.3)	5.0	8.1
Distributions to noncontrolling interests	(20.0)	(2.8)	(27.8)	(9.6)

Net Cash Provided By (Used In) Financing Activities	208.7	(108.7)	304.6	(414.4)

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	—	34.1	(2.6)
Net cash provided by (used in) investing activities	—	—	—	15.7
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by discontinued operations	(0.1)	—	34.1	13.1
Effect of exchange rate changes on cash and cash equivalents	—	(2.3)	7.3	(11.0)

Net increase (decrease) in cash and cash equivalents	21.4	123.4	440.7	(35.7)
Cash and cash equivalents at beginning of period	789.6	246.9	370.3	406.0

Cash and cash equivalents at end of period	$811.0	$370.3	$811.0	$370.3

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Preliminary Income Statement Data:

Net Interest Expense	$(30.7)	$(26.6)	$(119.9)	$(106.7)

Other Income (Expense), Net:	$(6.5)	$8.8	$(25.2)	$(9.6)

– Divested business retiree health care	(3.2)	(2.4)	(12.3)	(17.0)
– Income (expense) related to previously owned businesses	(5.7)	(3.1)	(9.1)	(9.0)
– Equity in affiliated companies	2.8	1.2	(3.5)	2.7
– Net gain recognized in the formation of a joint venture	—	16.0	—	12.8
– Other Income (expense)	(0.4)	(2.9)	(0.3)	0.9

Preliminary Cash Flow Data:
Dividends	$(31.5)	$(28.4)	$(125.6)	$(114.1)

Depreciation and Amortization	$64.2	$65.2	$249.3	$257.2

– Depreciation	45.4	47.5	179.2	183.4
– Amortization	18.8	17.7	70.1	73.8

	December 31,	December 31,
	2009	2008
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$827.7	$633.1

Short-term Debt	$3.1	$37.7
Current Maturities of Long-term Debt and Capital Lease Obligations	0.5	121.3
Long-term Debt and Capital Lease Obligations	2,008.1	1,410.4

Total Debt[1]	$2,011.7	$1,569.4
Cash and Cash Equivalents	811.0	370.3

Net Debt[1]	$1,200.7	$1,199.1

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.